EXHIBIT 99.1

AGS ANNOUNCES THIRD QUARTER 2018 RESULTS

–	Record Quarterly Revenue of $75.5 Million Grew 34% Year-Over-Year

–	Total Adjusted EBITDA (non-GAAP) of $33.6 Million Grew 14% Year-Over-Year

–	Record Net Income Improved to $4.3 Million

–	Record EGM Units Sold of 1,332 Grew 58% Year-Over-Year

LAS VEGAS, November 8, 2018 - PlayAGS, Inc. (NYSE: AGS) ("AGS", "us", "we" or the "Company") today reported operating results for its third quarter 2018.

AGS President and Chief Executive Officer David Lopez said, “In the third quarter, AGS sold 1,332 EGMs, a 58% jump year-over-year, and a company record. Revenue hit an all-time high of $75.5 million, demonstrating continued demand for our Orion Portrait cabinet and growing momentum for our new Orion Slant, in addition to significant progress in Canada, with 24% of our sold EGMs placed in several Canadian provinces. Our Tables segment posted its best quarter to date, with our innovative progressives contributing to a 30% increase in installs year-over-year. AGS is still very underrepresented in many markets both domestically and internationally, which presents significant long-term growth opportunities for the Company due to our industry-leading game performance, an expanding suite of cabinet options, best-in-class R&D, and diversified product offerings.”

Summary of the quarter ended September 30, 2018 and 2017
(In thousands, except per-share and unit data)

	Three Months Ended September 30,
	2018	2017	% Change
Revenues
EGM	$71,784	$53,331	34.6%
Table Products	2,052	1,099	86.7%
Interactive	1,690	2,010	(15.9)%
Total revenue	$75,526	$56,440	33.8%
Operating income	$10,110	$9,136	10.7%
Net income (loss)	$4,347	$(4,090)	N/A
Income (loss) per share	$0.12	$(0.18)	N/A

Adjusted EBITDA
EGM	$34,026	$29,756	14.4%
Table Products	428	(232)	N/A
Interactive	(877)	(123)	N/A
Total Adjusted EBITDA(1)	$33,577	$29,401	14.2%

EGM units sold	1,332	842	58.2%
EGM total installed base, end of period	24,184	22,015	9.9%
(1) Total Adjusted EBITDA is a non-GAAP measure, see non-GAAP reconciliation below.

Third Quarter Financial Highlights

•
Total revenue increased 34% to $75.5 million, a Company record, driven by continued growth of our EGMs in the Class III marketplace, including entry into Alberta, Canada as well as a large sale to a long-standing tribal customer.

•
Recurring revenue grew to $50.7 million, or 18% year-over-year. In addition to the contribution from the EGMs purchased from Rocket Gaming, the increase was driven by our strong domestic revenue per day (“RPD”) of $27.14, up $1.70 year-over-year as well as increases in Table Products revenue driven by an increase in Table Product units.

•
EGM equipment sales increased 82% to $24.7 million, another Company record, due to the sale of 1,332 units, of which approximately 24% were sold in Canada and 276 units were sold to a long-standing tribal customer.

•	Net income improved to $4.3 million from a net loss of $4.1 million in the prior year period, primarily due to the increased revenue described above.

•
Total Adjusted EBITDA (non-GAAP) increased to $33.6 million, or 14%, driven by the significant increase in revenue, partially offset by increased adjusted operating expenses of $6.1 million primarily due to increased headcount in SG&A and R&D. Included in that amount was approximately $1.0 million of operating costs from our recently acquired real money gaming (“RMG”) content-aggregator Gameiom.(1)

•
Total Adjusted EBITDA margin (non-GAAP) decreased to 44% in the third quarter of 2018 compared to 52% in the prior year driven by several different factors, most notably the increased proportion of equipment sales as part of total revenues, higher period costs related to manufacturing and service costs, as well as increased operating costs mentioned above and costs associated with our recently acquired RMG content-aggregator Gameiom.(1)

•
SG&A expenses increased $5.5 million in the third quarter of 2018 primarily due to increased salary and benefit costs of $2.8 million due to higher headcount and $2.2 million from increased professional fees driven by acquisitions as well as previous securities offerings. The increase was also attributable to costs associated with the recent acquisition of RMG content-aggregator Gameiom.

•
R&D expenses increased $1.4 million in the third quarter of 2018 driven by higher salary and benefit costs related to additional headcount. As a percentage of total revenue, R&D expense was 10% for the period ended September 30, 2018 compared to 11% for the prior year period.

(1) Adjusted EBITDA is a non-GAAP measure, see non-GAAP reconciliation below.

Third Quarter Business Highlights

•
EGM units sold increased to 1,332, a Company record, in the current quarter compared to 842 in the prior year led by sales of the Orion Portrait and Orion Slant cabinets in early-entry markets such as Alberta, Nevada, and Ontario.

•	Domestic EGM RPD increased 7 percent to $27.14, driven by our new product offerings and the optimization of our installed base by installing our newer higher-performing EGMs.

•	EGM average selling price ("ASP") increased 14 percent to $18,051, driven by record sales of the premium-priced Orion Portrait cabinet and our newly introduced core-plus cabinet, Orion Slant.

•	Table Products increased 328 units sequentially, or 12 percent, to 3,065 units, driven by organic growth, most notably the Super 4 Progressive Blackjack and Buster Blackjack side bet.

•	Our ICON cabinet footprint grew 59 percent year over year to over 6,800 total units in the field.

•	Mexico’s installed base increased 645 units year over year and 240 units sequentially to over 8,100 units with over 420 ICON units as of September 30, 2018.

•
The Orion Portrait cabinet ended the third quarter of 2018 with a footprint of over 4,460 total units as compared to 1,123 units in the third quarter of 2017, up 134 percent from year-end and 298 percent year-over-year.

•	AGS’ new Orion Slant footprint increased to over 780 units by quarter end.
.
Balance Sheet Review

Capital expenditures increased $5.6 million to $16.1 million in the third quarter, compared to $10.5 million in the prior year period. As of September 30, 2018, we had $33.2 million in cash and cash equivalents compared to $19.2 million at December 31, 2017. Total net debt, which is the principal amount of debt outstanding less cash and cash equivalents as of September 30, 2018, was approximately $476.9 million compared to $648.7 million at December 31, 2017. This substantial reduction was driven by the IPO and related redemption of our HoldCo PIK notes during the first quarter. In the third quarter, net debt decreased by over $6.9 million due to mandatory principal payments on our term loans and a higher balance of cash and cash equivalents. As a result of the above transactions and our strong operational performance, our total net debt leverage ratio, which is total net debt divided by Adjusted EBITDA for the trailing 12-month period, decreased from 6.1 times at December 31, 2017, to 3.6 times at September 30, 2018.(2)

(2) Total net debt leverage ratio is a non-GAAP measure, see non-GAAP reconciliation below.

Term Loan Repricing

On October 5, 2018, we entered into an Incremental Assumption and Amendment Agreement No. 2 to reduce the applicable interest rate margin for the Term B Loans by 75 basis point from LIBOR plus 425 bps to LIBOR plus 350 bps, saving nearly $4 million in annual cash interest expense, with an additional 25 basis points potential reduction upon receiving a corporate credit rating of at least B1 from Moody’s Investors Service. In conjunction with the repricing, we secured commitments from lenders for an additional $30 million in terms loans under our existing credit agreement. The net proceeds of the incremental term loans are expected to be used for general corporate purposes and additional capital to accelerate growth.

2018 Outlook

Based on our year-to-date progress and due to our current momentum, we now expect our total Adjusted EBITDA in 2018 to be between $134.0 and $136.0 million. This is an upward revision to the guidance we previously released and is based on our progress executing against our many growth initiatives in the first half of the year and due to our improved visibility for the remainder of the year.

We have not provided a reconciliation of forward-looking total Adjusted EBITDA to the most directly comparable GAAP financial measure, net income (loss), due primarily to the variability and difficulty in making accurate forecasts and projections of the variable and individual adjustments for a reconciliation to net income (loss), as not all of the information necessary for a quantitative reconciliation is available to us without unreasonable effort. We expect that the main components of net income (loss) for fiscal year 2018 shall consist of operating expenses, interest expenses as well as other expenses (income) and income tax expenses, which are inherently difficult to forecast and quantify with reasonable accuracy without unreasonable efforts. The amounts associated with these items have historically and may continue to vary significantly from quarter to quarter and material changes to these items could have a significant effect on our future GAAP results.

Conference Call and Webcast

Today, at 5 p.m. EST, management will host a conference call to present the third quarter 2018 results. Listeners may access a live webcast of the conference call, along with accompanying slides, at AGS’ Investor Relations website at http:// investors.playags.com. A replay of the webcast will be available on the website following the live event. To listen by telephone, the U.S/Canada toll-free dial-in number is +1 (866) 270-1533 and the dial-in number for participants outside the U.S./Canada is +1 (412) 317-0797. The conference ID/confirmation code is AGS Q3 2018 Earnings Call.
About AGS

AGS is a global company focused on creating a diverse mix of entertaining gaming experiences for every kind of player. Our roots are firmly planted in the Class II tribal gaming market, but our customer-centric culture and remarkable growth have helped us branch out to become one of the most all-inclusive commercial gaming suppliers in the world. Powered by high-performing Class II and Class III slot products, an expansive table products portfolio, highly rated social casino and real-money gaming solutions for players and operators, and best-in-class service, we offer an unmatched value proposition for our casino partners. Learn more about us at playags.com.
AGS Media Contacts:

Julia Boguslawski, Chief Marketing Officer and Executive Vice President of Investor Relations
jboguslawski@playags.com

Steven Kopjo, Director of SEC Reporting & Investor Relations
skopjo@playags.com

Forward-looking Statements

This release contains, and oral statements made from time to time by our representatives may contain, forward-looking statements based on management’s current expectations and projections, which are intended to qualify for the safe harbor of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding the proposed public offering and other statements identified by words such as “believe,” “will,” “may,” “might,” “likely,” “expect,” “anticipates,” “intends,” “plans,” “seeks,” “estimates,” “believes,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections. All forward-looking statements are based on current expectations and projections of future events.

These forward-looking statements reflect the current views, models, and assumptions of AGS, and are subject to various risks and uncertainties that cannot be predicted or qualified and could cause actual results in AGS’s performance to differ materially from those expressed or implied by such forward looking statements. These risks and uncertainties include, but are not limited to, the ability of AGS to maintain strategic alliances, unit placements or installations, grow revenue, garner new market share, secure new licenses in new jurisdictions, successfully develop or place proprietary product, comply with regulations, have its games approved by relevant jurisdictions and other factors set forth under Item 1. “Business,” Item 1A. “Risk Factors” in AGS’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 30, 2018. All forward-looking statements made herein are expressly qualified in their entirety by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. Readers are cautioned that all forward-looking statements speak only to the facts and circumstances present as of the date of this press release. AGS expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PLAYAGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands, except share and per share data)
(unaudited)

	September 30, 2018	December 31, 2017
Assets
Current assets
Cash and cash equivalents	$33,227	$19,242
Restricted cash	78	100
Accounts receivable, net of allowance of $1,180 and $1,462, respectively	46,082	32,776
Inventories	31,819	24,455
Prepaid expenses	4,638	2,675
Deposits and other	4,275	3,460
Total current assets	120,119	82,708
Property and equipment, net	84,323	77,982
Goodwill	282,731	278,337
Intangible assets	204,801	232,287
Deferred tax asset	1,047	1,115
Other assets	12,489	24,813
Total assets	$705,510	$697,242

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$12,094	$11,407
Accrued liabilities	22,517	24,954
Current maturities of long-term debt	6,223	7,359
Total current liabilities	40,834	43,720
Long-term debt	492,208	644,158
Deferred tax liability - noncurrent	678	1,016
Other long-term liabilities	25,789	36,283
Total liabilities	559,509	725,177
Commitments and contingencies
Stockholders’ equity
Preferred stock at $0.01 par value; 100,000 shares authorized, no shares issued and outstanding	—	—
Common stock at $0.01 par value; 450,000,000 shares authorized at September 30, 2018 and 46,629,155 at December 31, 2017; and 35,305,479 and 23,208,706 shares issued and outstanding at September 30, 2018 and December 31, 2017, respectively.	353	149
Additional paid-in capital	359,819	177,276
Accumulated deficit	(212,058)	(201,557)
Accumulated other comprehensive loss	(2,113)	(3,803)
Total stockholders’ equity	146,001	(27,935)
Total liabilities and stockholders’ equity	$705,510	$697,242

PLAYAGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(amounts in thousands, except per share data)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Revenues
Gaming operations	$50,701	$42,849	$152,887	$125,040
Equipment sales	24,825	13,591	60,317	29,254
Total revenues	75,526	56,440	213,204	154,294
Operating expenses
Cost of gaming operations(1)	10,494	7,344	29,062	21,794
Cost of equipment sales(1)	12,109	6,330	28,919	14,326
Selling, general and administrative	15,284	9,742	47,411	30,368
Research and development	7,894	6,467	23,374	17,912
Write-downs and other charges	667	490	3,282	2,655
Depreciation and amortization	18,968	16,931	57,784	53,598
Total operating expenses	65,416	47,304	189,832	140,653
Income from operations	10,110	9,136	23,372	13,641
Other expense (income)
Interest expense	8,956	12,666	28,253	42,380
Interest income	(89)	(25)	(162)	(80)
Loss on extinguishment and modification of debt	—	—	4,608	8,129
Other expense (income)	434	(467)	10,121	(4,805)
Income (loss) before income taxes	809	(3,038)	(19,448)	(31,983)
Income tax benefit (expense)	3,538	(1,052)	8,947	(4,603)
Net income (loss)	4,347	(4,090)	(10,501)	(36,586)
Foreign currency translation adjustment	1,636	(498)	1,690	707
Total comprehensive income (loss)	$5,983	$(4,588)	$(8,811)	$(35,879)

Basic and diluted earnings (loss) per common share:
Basic	$0.12	$(0.18)	$(0.31)	$(1.58)
Diluted	$0.12	$(0.18)	$(0.31)	$(1.58)
Weighted average common shares outstanding:
Basic	35,305	23,208	34,097	23,208
Diluted	36,313	23,208	34,097	23,208
(1) exclusive of depreciation and amortization

PLAYAGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)
(unaudited)

	Nine months ended September 30,
	2018	2017
Cash flows from operating activities
Net loss	$(10,501)	$(36,586)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	57,784	53,598
Accretion of contract rights under development agreements and placement fees	3,412	3,459
Amortization of deferred loan costs and discount	1,388	2,315
Payment-in-kind interest capitalized	—	7,807
Payment-in-kind interest payments	(37,624)	(2,698)
Write-off of deferred loan cost and discount	3,410	3,294
Stock-based compensation expense	9,167	—
(Benefit) provision for bad debts	(198)	902
Loss on disposition of assets	1,383	2,896
Impairment of assets	1,199	333
Fair value adjustment of contingent consideration	700	—
(Benefit) provision for deferred income tax	(205)	2,147
Changes in assets and liabilities that relate to operations:
Accounts receivable	(12,277)	(9,649)
Inventories	(3,173)	(453)
Prepaid expenses	(1,958)	(1,119)
Deposits and other	(626)	(276)
Other assets, non-current	13,574	(2,010)
Accounts payable and accrued liabilities	(12,135)	2,333
Net cash provided by operating activities	13,320	26,293
Cash flows from investing activities
Business acquisitions, net of cash acquired	(4,452)	(7,000)
Purchase of intangible assets	(931)	(565)
Software development	(8,794)	(6,334)
Proceeds from disposition of assets	21	171
Purchases of property and equipment	(34,457)	(35,961)
Net cash used in investing activities	(48,613)	(49,689)
Cash flows from financing activities
Proceeds from issuance of first lien credit facilities	—	448,725
Repayment of senior secured credit facilities	(115,000)	(410,655)
Payments on first lien credit facilities	(3,864)	(1,125)
Payment of financed placement fee obligations	(2,688)	(2,971)
Payments on deferred loan costs	—	(3,127)
Repayment of seller notes	—	(12,401)
Payments on equipment long-term note payable and capital leases	(2,108)	(1,832)
Initial public offering cost	(4,160)	(1,203)
Proceeds from issuance of common stock	176,341	—
Proceeds from employees in advance of common stock issuance	—	25
Proceeds from stock option exercise	731	—
Net cash provided by financing activities	49,252	15,436
Effect of exchange rates on cash and cash equivalents and restricted cash	4	8
Increase in cash and cash equivalents and restricted cash	13,963	(7,952)
Cash, cash equivalents and restricted cash, beginning of period	19,342	17,977
Cash, cash equivalents and restricted cash, end of period	$33,305	$10,125

Non-GAAP Financial Measures

This press release and accompanying schedules provide certain information regarding total Adjusted EBITDA, total Adjusted EBITDA (margin), and total net debt leverage ratio, which are considered a non-GAAP financial measures under the rules of the Securities and Exchange Commission.
We believe that the presentation of total Adjusted EBITDA is appropriate to provide additional information to investors about certain material non-cash items that we do not expect to continue at the same level in the future, as well as other items we do not consider indicative of our ongoing operating performance. Further, we believe total Adjusted EBITDA provides a meaningful measure of operating profitability because we use it for evaluating our business performance, making budgeting decisions, and comparing our performance against that of other peer companies using similar measures. It also provides management and investors with additional information to estimate our value.

Total Adjusted EBITDA is not a presentation made in accordance with GAAP. Our use of the term total Adjusted EBITDA may vary from others in our industry. Total Adjusted EBITDA should not be considered as an alternative to operating income or net income. Total Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation or as a substitute for the analysis of our results as reported under GAAP.

Our definition of total Adjusted EBITDA allows us to add back certain non-cash charges or expenses that are deducted in calculating net income and to deduct certain gains that are included in calculating net income. However, these charges and expenses and gains vary greatly, and are difficult to predict. They can represent the effect of long-term strategies as opposed to short-term results. In addition, in the case of charges or expenses, these items can represent the reduction of cash that could be used for other corporate purposes. Due to these limitations, we rely primarily on our GAAP results, such as net income (loss), income (loss) from operations, EGM Adjusted EBITDA, Table Products Adjusted EBITDA or Interactive Adjusted EBITDA and use total Adjusted EBITDA only supplementally.

The following table presents a reconciliation of total Adjusted EBITDA to net income (loss), which is the most comparable GAAP measure:

Total Adjusted EBITDA Reconciliation

Three Months Ended September 30, 2018 compared to the Three Months Ended September 30, 2017

	Three months ended September 30,		$	%
	2018	2017	Change	Change
Net income (loss)	$4,347	$(4,090)	$8,437	206.3%
Income tax (benefit) expense	(3,538)	1,052	(4,590)	(436.3)%
Depreciation and amortization	18,968	16,931	2,037	12.0%
Other expense (income)	434	(467)	901	192.9%
Interest income	(89)	(25)	(64)	(256.0)%
Interest expense	8,956	12,666	(3,710)	(29.3)%
Write-downs and other(1)	667	490	177	36.1%
Loss on extinguishment and modification of debt(2)	—	—	—	—%
Other adjustments(3)	893	474	419	88.4%
Other non-cash charges(4)	1,700	1,551	149	9.6%
New jurisdictions and regulatory licensing costs(5)	—	567	(567)	(100.0)%
Legal and litigation expenses including settlement payments(6)	(45)	181	(226)	(124.9)%
Acquisitions and integration related costs including restructuring and severance(7)	746	71	675	950.7%
Non-cash stock based compensation(8)	538	—	538	100.0%
Total Adjusted EBITDA	$33,577	$29,401	$4,176	14.2%
Total revenue	$75,526	$56,440
Total Adjusted EBITDA margin	44.5%	52.1%

(1) Write-downs and other include items related to loss on disposal or impairment of long-lived assets, fair value adjustments to contingent consideration and acquisition costs
(2) Loss on extinguishment and modification of debt primarily relates to the refinancing of long-term debt, in which deferred loan costs and discounts related to old senior secured credit facilities were written off
(3) Other adjustments are primarily composed of professional fees incurred for projects, corporate and public filing compliance, contract cancellation fees and other transaction costs deemed to be non-operating in nature
(4) Other non-cash charges are costs related to non-cash charges and losses on the disposition of assets, non-cash charges on capitalized installation and delivery, which primarily includes the costs to acquire contracts that are expensed over the estimated life of each contract and non-cash charges related to accretion of contract rights under development agreements
(5) New jurisdiction and regulatory license costs relates primarily to one-time non-operating costs incurred to obtain new licenses and develop products for new jurisdictions
(6) Legal and litigation expenses include payments to law firms and settlements for matters that are outside the normal course of business
(7) Acquisition and integration costs include restructuring and severance and are related to costs incurred after the purchase of businesses, such as the acquisitions of Rocket and AGS iGaming, to integrate operations
(8) Non-cash stock-based compensation includes non-cash compensation expense related to grants of options, restricted stock, and other equity awards

Nine Months Ended September 30, 2018 compared to the Nine Months Ended September 30, 2017

	Nine months ended September 30,		$	%
	2018	2017	Change	Change
Net loss	$(10,501)	$(36,586)	$26,085	71.3%
Income tax (benefit) expense	(8,947)	4,603	(13,550)	(294.4)%
Depreciation and amortization	57,784	53,598	4,186	7.8%
Other expense (income)	10,121	(4,805)	14,926	310.6%
Interest income	(162)	(80)	(82)	(102.5)%
Interest expense	28,253	42,380	(14,127)	(33.3)%
Write-downs and other(1)	3,282	2,655	627	23.6%
Loss on extinguishment and modification of debt(2)	4,608	8,129	(3,521)	(43.3)%
Other adjustments(3)	2,218	2,067	151	7.3%
Other non-cash charges(4)	4,890	5,462	(572)	(10.5)%
New jurisdictions and regulatory licensing costs(5)	—	1,304	(1,304)	(100.0)%
Legal and litigation expenses including settlement payments(6)	789	766	23	3.0%
Acquisitions and integration related costs including restructuring and severance(7)	3,156	899	2,257	251.1%
Non-cash stock based compensation(8)	9,167	—	9,167	100.0%
Total Adjusted EBITDA	$104,658	$80,392	$24,266	30.2%
Total revenue	213,204	154,294
Total Adjusted EBITDA margin	49.1%	52.1%

(1) Write-downs and other include items related to loss on disposal or impairment of long-lived assets, fair value adjustments to contingent consideration and acquisition costs
(2) Loss on extinguishment and modification of debt primarily relates to the refinancing of long-term debt, in which deferred loan costs and discounts related to old senior secured credit facilities were written off
(3) Other adjustments are primarily composed of professional fees incurred for projects, corporate and public filing compliance, contract cancellation fees and other transaction costs deemed to be non-operating in nature
(4) Other non-cash charges are costs related to non-cash charges and losses on the disposition of assets, non-cash charges on capitalized installation and delivery, which primarily includes the costs to acquire contracts that are expensed over the estimated life of each contract and non-cash charges related to accretion of contract rights under development agreements
(5) New jurisdiction and regulatory license costs relates primarily to one-time non-operating costs incurred to obtain new licenses and develop products for new jurisdictions
(6) Legal and litigation expenses include payments to law firms and settlements for matters that are outside the normal course of business
(7) Acquisition and integration costs include restructuring and severance and are related to costs incurred after the purchase of businesses, such as the acquisitions of Rocket and AGS iGaming, to integrate operations
(8) Non-cash stock-based compensation includes non-cash compensation expense related to grants of options, restricted stock, and other equity awards

Adjusted EBITDA Reconciliation

The following tables reconcile net income (loss) to total adjusted EBITDA:

	2017
	Q1	Q2	Q3	Q4	YTD
Net loss	$(12,386)	$(20,110)	$(4,090)	$(8,520)	$(45,106)
Income tax expense (benefit)	2,233	1,318	1,052	(6,492)	(1,889)
Depreciation and amortization	18,451	18,216	16,931	18,051	71,649
Other (income) expense	(2,809)	(1,529)	(467)	1,867	(2,938)
Interest income	(15)	(40)	(25)	(28)	(108)
Interest expense	15,160	14,554	12,666	13,131	55,511
Write-downs and other(1)	232	1,933	490	1,830	4,485
Loss on extinguishment and modification of debt(2)	—	8,129	—	903	9,032
Other adjustments(3)	647	946	474	823	2,890
Other non-cash charges(4)	2,111	1,800	1,551	2,332	7,794
New jurisdictions and regulatory licensing costs(5)	235	502	567	758	2,062
Legal and litigation expenses including settlement payments(6)	399	186	181	(243)	523
Acquisitions and integration related costs including restructuring and severance(7)	647	181	71	2,037	2,936
Non-cash stock based compensation(8)	—	—	—	—	—
Total Adjusted EBITDA	$24,905	$26,086	29,401	26,449	106,841

(1) Write-downs and other include items related to loss on disposal or impairment of long-lived assets, fair value adjustments to contingent consideration and acquisition costs
(2) Loss on extinguishment and modification of debt primarily relates to the refinancing of long-term debt, in which deferred loan costs and discounts related to old senior secured credit facilities were written off
(3) Other adjustments are primarily composed of professional fees incurred for projects, corporate and public filing compliance, contract cancellation fees and other transaction costs deemed to be non-operating in nature
(4) Other non-cash charges are costs related to non-cash charges and losses on the disposition of assets, non-cash charges on capitalized installation and delivery, which primarily includes the costs to acquire contracts that are expensed over the estimated life of each contract and non-cash charges related to accretion of contract rights under development agreements
(5) New jurisdiction and regulatory license costs relates primarily to one-time non-operating costs incurred to obtain new licenses and develop products for new jurisdictions
(6) Legal and litigation expenses include payments to law firms and settlements for matters that are outside the normal course of business
(7) Acquisition and integration costs include restructuring and severance and are related to costs incurred after the purchase of businesses, such as the acquisitions of Rocket to integrate operations
(8) Non-cash stock-based compensation includes non-cash compensation expense related to grants of options, restricted stock, and other equity awards

	2017	2018
	Q4	Q1	Q2	Q3	LTM 9/30/2018
Net loss (income)	$(8,520)	$(9,538)	$(5,310)	$4,347	$(19,021)
Income tax (benefit) expense	(6,492)	(12,436)	7,027	(3,538)	(15,439)
Depreciation and amortization	18,051	19,349	19,467	18,968	75,835
Other expense	1,867	9,232	455	434	11,988
Interest income	(28)	(52)	(21)	(89)	(190)
Interest expense	13,131	10,424	8,873	8,956	41,384
Write-downs and other(1)	1,830	1,610	1,005	667	5,112
Loss on extinguishment and modification of debt(2)	903	4,608	—	—	5,511
Other adjustments(3)	823	396	929	893	3,041
Other non-cash charges(4)	2,332	1,574	1,616	1,700	7,222
New jurisdictions and regulatory licensing costs(5)	758	—	—	—	758
Legal and litigation expenses including settlement payments(6)	(243)	—	834	(45)	546
Acquisitions and integration related costs including restructuring and severance(7)	2,037	1,179	1,231	746	5,193
Non-cash stock based compensation(8)	—	8,153	476	538	9,167
Total Adjusted EBITDA	$26,449	$34,499	36,582	33,577	131,107

(1) Write-downs and other include items related to loss on disposal or impairment of long-lived assets, fair value adjustments to contingent consideration and acquisition costs
(2) Loss on extinguishment and modification of debt primarily relates to the refinancing of long-term debt, in which deferred loan costs and discounts related to old senior secured credit facilities were written off
(3) Other adjustments are primarily composed of professional fees incurred for projects, corporate and public filing compliance, contract cancellation fees and other transaction costs deemed to be non-operating in nature
(4) Other non-cash charges are costs related to non-cash charges and losses on the disposition of assets, non-cash charges on capitalized installation and delivery, which primarily includes the costs to acquire contracts that are expensed over the estimated life of each contract and non-cash charges related to accretion of contract rights under development agreements
(5) New jurisdiction and regulatory license costs relates primarily to one-time non-operating costs incurred to obtain new licenses and develop products for new jurisdictions
(6) Legal and litigation expenses include payments to law firms and settlements for matters that are outside the normal course of business
(7) Acquisition and integration costs include restructuring and severance and are related to costs incurred after the purchase of businesses, such as the acquisitions of Rocket and AGS iGaming, to integrate operations
(8) Non-cash stock-based compensation includes non-cash compensation expense related to grants of options, restricted stock, and other equity awards

The following table presents a reconciliation of total net debt and total net debt leverage ratio:

	September 30	December 30
	2018	2017
Total debt	$510,083	$667,968
Less: Cash and cash equivalents	33,227	19,242
Total net debt	476,856	648,726
LTM Adjusted EBITDA	131,107	106,841
Total net debt leverage ratio	3.6	6.1